                                                                    EXHIBIT 12.1

                             FIRST INDUSTRIAL, L.P.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                 2001       2000       1999
                                               --------   --------   --------
Income from Operations .....................   $105,830   $104,386   $126,073

Plus: Interest Expense and Amortization
of Deferred Financing Costs ................     80,583     82,568     78,094
                                               --------   --------   --------

Earnings Before Fixed Charges ..............   $185,913   $186,954   $204,167
                                               ========   ========   ========

Fixed Charges ..............................   $ 90,533    $87,771   $ 83,662
                                               ========   ========   ========

Ratio of Earnings to Fixed Charges (a) .....      2.05x      2.13x      2.44x
                                               ========   ========   ========

(a) For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations. Fixed charges consist of interest costs, whether expensed or capitalized, and amortization and deferred financing charges.